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                                  Exhibit 99.1

                         CRESCENT FINANCIAL CORPORATION
                            DIRECTOR COMPENSATON PLAN

     RESOLVED, that the Board of Directors (the "Board") of Crescent Financial Corporation (the "Corporation") hereby approves a plan (the "Plan") whereunder each Director of the Corporation (except as excluded herein) shall be paid a fee in consideration of his attendance at meetings of the Board and of committees of the Board of which he is a member; and

     RESOLVED FURTHER, that all fees payable to Directors and Officer-Directors pursuant to such Plan be paid in either Common Stock of the Corporation or cash; and

     RESOLVED FURTHER, that such Plan shall include the following terms:

  1.     The Plan shall include both Directors and Officer-Directors.

  2. The Plan shall authorize a fee of $500.00 per meeting to be paid to each Director and each Officer-Director in consideration of attendance at any regular or special meeting of the Board of Directors.

  3. The Plan shall authorize a fee of $100.00 per meeting to be paid to each Director and each Officer-Director in consideration of attendance at meetings of any committees of the Board of Directors of which he is a member or attends at the request of the Chairman of such committee.

  4. All fees associated with the Plan shall be paid either in shares of the one-dollar ($1.00) par value Common Stock of the Corporation or cash at the election of each director. Such shares shall be, at the discretion of the Board of Directors, either purchased directly from the Corporation as authorized but unissued shares or purchased on the open market by an independent third party buying agent.

  5. Fees payable to Directors and Officer-Directors under the Plan shall be calculated and disbursed quarterly.

  6. If any directors choose to receive their fees in stock, the number of shares payable to each Director in any given calendar quarter shall be determined using the "Calculation Price" of the Common Stock of the Corporation.

  7. "Calculation Price" shall be determined based upon whether the shares of Common Stock of the Corporation shall be purchased directly from the Corporation as authorized but unissued shares ("New Issue Shares") or purchased on the open market ("Existing Shares"). If the shares to be purchased are New Issue Shares, the Calculation Price shall be the average of the "bid" price and the "ask" price as posted on the OTC Bulletin Board during the 10 business days preceding the close of the calendar quarter. If the shares to be purchased are to be Existing Shares, the Calculation Price shall equal the net price paid for the shares by an independent third party buying agent.

  8. The number of shares payable to each Director shall be the number of shares, less any fractional remainder, determined as of the close of the quarter by dividing the dollar amount of the fees earned by the Director for attendance at meetings during the quarter by the "Calculation Price" of the Common Stock of the Corporation. The number of shares payable under the Plan shall, if necessary, be rounded down, but shall not, in any event, be rounded up. Cash in lieu of fractional shares shall be paid under the Plan.

  9. If any directors choose to receive their fees in stock, at the first Board meeting held in the month immediately following a calendar quarter (or if there is no such meeting, by action of the Executive Committee of the Board) the Board shall determine whether the shares are to be purchased from the Corporation as authorized but unissued shares or on the open market. If the Board of Directors determines to purchase the shares directly from the Corporation, it shall authorize the issuance of the aggregate number of shares of Common Stock to be issued in accordance hereby and instruct the

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         Corporation's Stock Transfer Agent to issue such shares to the recipient as may be instructed by such recipient. If the shares are to be purchased on the open market, the Board shall direct the appropriate officers to transmit the aggregate dollar amount of fees for the preceding quarter to an independent third party buying agent for purchase on the open market and appropriate allocation of the shares so purchased to the appropriate recipient.

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